Filed Pursuant to Rule 433
Registration No: 333-150767-01
PrivateBancorp, Inc. Issuer Free Writing Prospectus To prospectus dated May 9, 2008 Preliminary prospectus supplement dated May 9, 2008

In this presentation we may make certain forward-looking statements. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. For more information about these risks and uncertainties, we refer you to the registration statement and the prospectus supplement included as a part thereof related to this offering and to our public reports on file with the SEC. -2- Forward Looking Statements PrivateBancorp, Inc. ("we" or "us") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated May 9, 2008, and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-729-6888.

Security: Enhanced Trust Preferred Security Offering Price: $25.00 Expected Offering Size: 3,000,000 Trust Preferred Securities Annual Distribution Rate: 10.00% area Proposed Exchange/Ticker: NASDAQ/PVTBP Common Stock Ticker: PVTB Call Feature: Callable on or after June 15, 2013 Maturity: June 15, 2068 Use of Proceeds: Support continued growth and general corporate purposes Underwriters Joint Bookrunning Stifel, Nicolaus & Company, Incorporated Managers: RBC Capital Markets Corporation Co-Lead Manager: Robert W. Baird & Co. Incorporated Co-Managers: Raymond James & Associates, Inc. William Blair & Company, L.L.C. Keefe, Bruyette & Woods, Inc. -3- Overview of the Offering

-4- Larry D. Richman Chief Executive Officer Dennis L. Klaeser Chief Financial Officer

-5- PrivateBancorp Overview PrivateBancorp, Inc. had assets of $6.0 billion, loans of $5.1 billion, and deposits of $5.0 billion as of March 31, 2008. The Company has 22 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City, Milwaukee, Minneapolis, and St. Louis metropolitan areas. PrivateBancorp, Inc., through its PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors.

Implemented during fourth quarter of 2007 Hired Larry Richman as CEO and President and hired a total of 98 commercial bankers Established Executive team to lead lines of business, including Karen Case, Gary Collins, Bruce Hague, Wally Head, Bruce Lubin, Bob Frentzel and Jeff Steele, that have an average of 28 years of experience in the financial services industry Investment in infrastructure and integration, which has laid the foundation for future growth -6- Overview of Strategic Growth Plan

2002 2003 2004 2005 2006 2007 1Q08 MDs 55 63 80 114 148 224 258 MDs -7- Total number of MDs and AMDs 2002 2003 2004 2005 2006 2007 1Q08 MDs 184 219 261 386 471 597 657 Total number of Associates Hiring Update: Managing Directors and Associates

Solidify PrivateBancorp as the premier middle market commercial, commercial real estate, private and wealth management bank in our chosen markets. -8- Strategic Vision

Diversify our business, achieve significant balance sheet growth and greater diversification in our loan portfolio Establish new middle market clients from existing relationships of the recently hired 98 commercial bankers Develop new products to cross-sell to existing and new clients Achieve sustainable organic growth by focusing on building new relationships and deepening relationships with our existing clients -9- Goals of Strategic Growth Plan

Revenue grew 18% over 4Q07 Reported net loss of $8.9M, or $0.34 per diluted share, for the quarter primarily due to: Costs associated with implementation of the Strategic Growth Plan; and Provision for loan losses due to substantial loan growth and an increase in non-performing assets Opened new offices in: -Cleveland, Des Moines, Denver and Minneapolis -10- 1Q08 Quarterly Highlights

2003 2004 2005 2006 2007 Q108 Loans 1225 1653 2608 3500 4178 5136 2003 2004 2005 2006 2007 Q108 Deposits 1099 1449 2237 2962 3219 3618 Total Loans (end of period) Client Deposits (end of period) Loans increased by 43% LTM and 23% during 1Q08 Client Deposits increased by 23% LTM and 12% during 1Q08 -11- Loans and Client Deposit Growth $ in millions $ in millions

Commercial Real Estate Multi-family CRE Commercial Owner-occupied CRE Residential Real Estate Personal Construction Loans 0.34 0.05 0.27 0.09 0.05 0.08 0.12 Loan Breakout as of 3-31-08 Loan Breakout as of 3-31-07 Commercial Real Estate Multi-family CRE Commercial Owner-occupied CRE Residential Real Estate Personal Construction Loans 0.36 0.05 0.17 0.08 0.07 0.09 0.18 -12- Diversifying Our Loan Portfolio

2003 2004 2005 2006 2007 1Q08 Net charge-offs to average total loans 0.0008 0.0004 -0.0001 0.0003 0.0017 0.0035 Nonperforming loans to total loans 0.0009 0.0015 0.0004 0.0025 0.0093 0.0091 Allowance for loan losses to total loans 0.0123 0.0115 0.0113 0.0109 0.0117 0.0121 -13- Asset Quality

-14- Asset Quality *Peer group as defined in PrivateBancorp's Proxy Statement dated April 4, 2008. 2003 2004 2005 2006 2007 1Q2008 PVTB 0.0008 0.0004 -0.0001 0.0003 0.0017 0.0035 Peer Median * 0.003 0.0023 0.0019 0.002 0.0025 0.0041 2003 2004 2005 2006 2007 1Q2008 PVTB 0.0123 0.0115 0.0113 0.0109 0.0117 0.0121 Peer Median 0.0153 0.0136 0.012 0.0119 0.0119 0.0124 NCOs to Average Total Loans Allowance for Loan Losses to Total Loans

-15- Leverage Tier 1 Risk-based Total Risk-based FDIC Required to be Well-Capitalized 0.05 0.06 0.1 PVTB 0.0913 0.09 0.1154 Remain Well Capitalized Data as of March 31, 2008.

258 experienced Managing Directors with broad relationships across multiple business lines Equity incentive program aligns Management's interests with stockholders' interests with an emphasis on EPS and share price Focused on building long-term deep client relationships with core middle market commercial, real estate and private banking/wealth management Growing our business in Chicago and our other chosen markets Results-driven, historic success, and poised for growth -16- Key Investment Considerations

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